FOR IMMEDIATE RELEASE D&E COMMUNICATIONS, INC. November 6, 2009	CONTACT: Thomas E. Morell Sr. Vice President, Chief Financial Officer, Secretary and Treasurer (717)738-8315

D&E Communications, Inc. Announces Approval by the Pennsylvania Public Utility Commission of its Merger with Windstream Corporation

EPHRATA, PA - November 6, 2009 - D&E Communications, Inc. (NASDAQ: DECC) (“D&E”) today announced that the Pennsylvania Public Utility Commission (the “PUC”) approved the merger of Windstream Corporation and D&E. The decision by the PUC provides the final regulatory agency approval of the merger agreement.

"With the action taken today by the PUC, I am pleased to report that we have obtained all of the required approvals to the merger agreement," said James W. Morozzi, President and Chief Executive Officer of D&E Communications. "We anticipate closing the transaction by the end of next week,” said Morozzi.

About D&E

D&E is an integrated communications provider offering high-speed data, Internet access, local and long distance telephone, data, professional IT services, network monitoring, security solutions and video services. Based in Lancaster County, D&E has been serving communities in central Pennsylvania for more than 100 years. For more information, visit www.decommunications.com.

About Windstream

Windstream Corporation is an S&P 500 company that provides digital phone, high-speed Internet and high-definition video and entertainment services to residential and business customers in 16 states. The company has approximately 3 million access lines and about $3.2 billion in annual revenues. Windstream is ranked 4th in the 2009 Business Week 50 ranking of the best performing U.S. companies. For more information about Windstream, visit www.windstream.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements contained in this document include statements concerning the anticipated closing of the merger with Windstream. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. For example, if D&E fails to satisfy the conditions to closing, the transaction may not be consummated. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: risks associated with uncertainty as to whether the transaction will be completed, costs and potential litigation associated with the transaction, the failure of either party to meet the closing conditions set forth in the merger agreement and the other risk factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission. We urge you to carefully consider the risks which are described in D&E's Annual Report on Form 10-K for the year ended December 31, 2008 and in D&E's other SEC filings. D&E is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.